Exhibit 99.1

Global Eagle Entertainment Powers Groundbreaking Content and Connectivity Platform for Southwest Airlines

‘TV Flies Free’ Program Launched on July 1st on

More Than 425 Southwest Aircraft

Innovative Inflight Entertainment Offering Expands on

Global Eagle’s Market Leadership

Westlake Village, CA (July 2, 2013) – Global Eagle Entertainment, Inc. (NASDAQ: ENT) announced today that its Row 44 subsidiary has entered into a groundbreaking content and connectivity partnership with its customer Southwest Airlines® (NYSE: LUV). Row 44 will power a new inflight offering called ‘TV Flies Free’ whereby, for the first time, passengers will be able to watch free live TV and more than 50 on-demand shows streamed directly to personal devices, courtesy of DISH (NASDAQ: DISH).

Row 44, a leading provider of satellite-based inflight WiFi and device-based entertainment for airlines around the world, operates its inflight connectivity service with a network of Ku-band satellites. In addition to delivering consistent, universal coverage for WiFi connectivity, Ku-band is also the only broadband technology, whether satellite or air-to-ground, that can cost-effectively deliver and support live television programming to airlines as its beam design can receive, carry and deliver live television streams in a single beam.

Row 44 first launched its live TV platform on Southwest Airlines in the summer of 2012. After a successful pilot phase, it was rolled out to all WiFi-equipped Boeing 737-700 and -800 aircraft, which now represents more than 425 aircraft or about 75 percent of Southwest’s fleet.

“This trailblazing partnership is a validation of our industry-leading technology and our integrated content and connectivity platform,” said John LaValle, Chief Executive Officer of Global Eagle Entertainment. “This new program reflects the ability of our unique platform to meet the evolving needs of our customers and the millions of travelers they serve. We look forward to working with Southwest and DISH on this truly market-leading promotion.”

Earlier this year, Southwest Airlines announced an upgrade to the live TV package as well as the addition of on-demand episodes of popular TV shows. With the new DISH-sponsored ‘TV Flies Free’ program, Southwest Customers will be able to watch free live TV and more than 50 on demand shows on their personal devices. Live TV is available on most Internet-ready devices on most Southwest flights.

"Southwest Airlines continues to innovate and evolve our on-board Customer experience,” said Kevin Krone, Chief Marketing Officer at Southwest Airlines. "We started with Wi-Fi and now have expanded to television. This new offer puts free television in the hands of our Customers. Just one more way Southwest offers more value at 37,000 feet."

The design of the satellite network that supports the ‘TV Flies Free’ program, which operates across North America, is the result of a deep engineering and technology collaboration between Hughes Network Systems, LLC (Hughes) and Row 44. Hughes’ expertise in broadband satellite solutions and services has bolstered the performance of the network and contributes heavily to the ongoing consistent performance of the live TV product.

“Our relationship with Row 44 has afforded both enterprises the opportunity to deliver true innovation to inflight entertainment,” said Paul Gaske, Executive Vice President and General Manager, North American Division for Hughes. “As a pioneer in high-speed satellite Internet technology and services, Hughes is an ideal partner for Row 44, and we look forward to continuing to innovate and push the limits of in-flight entertainment and communications (IFEC) alongside them.”

Added LaValle, “Our live TV product is an outstanding example of the capacity and flexibility a system powered by Ku-band satellite connectivity can achieve, and it is being established on a global scale.”

About Row 44, Inc.

Row 44, Inc., a subsidiary of Global Eagle Entertainment Inc., is a satellite-based in-flight Wi-Fi and entertainment content provider for commercial airlines. Row 44 enables airlines worldwide to provide their travelers with high-speed Internet connectivity, access to world-class entertainment content, including live television and streaming Video-On-Demand, and local activities that can be booked en route, all streamed directly to their Wi-Fi-enabled devices. Row 44, through their airline partners, has a fleet of nearly 500 high-speed Wi-Fi-enabled planes that operate over land and sea. The Row 44 platform uses Ku-band satellite technology for connectivity to deliver airline passengers a quality travel experience, and airlines incremental revenue and growth opportunities. To learn more, please visit www.row44.com.

About Global Eagle

Global Eagle Entertainment Inc. is the only full service platform offering both content and connectivity for the worldwide airline industry. Through its combined content, distribution and technology platforms, Global Eagle provides airlines and the millions of travelers they serve with the industry's most complete offering of in-flight video content, e-commerce and information services. Through its Row 44 subsidiary, Global Eagle utilizes Ku-band satellite technology to provide airline passengers with Internet access, live television, shopping and travel-related information. Currently installed on nearly 500 aircraft, Row 44 has the largest fleet of connected entertainment platforms operating over land and sea globally. In addition, through its AIA division, Global Eagle provides film and television content, games and applications to more than 130 airlines worldwide. Global Eagle is headquartered in Los Angeles, California and maintains offices and support personnel around the world. Find out more at www.globaleagleent.com.

About Southwest Airlines Co.

In its 42nd year of service, Dallas-based Southwest Airlines (NYSE: LUV) continues to differentiate itself from other carriers with exemplary Customer Service delivered by nearly 46,000 Employees to more than 100 million Customers annually.  Southwest is the nation’s largest carrier in terms of originating domestic passengers boarded, and including wholly-owned subsidiary, AirTran Airways, operates the largest fleet of Boeing aircraft in the world to serve 97 destinations in 41 states, the District of Columbia, the Commonwealth of Puerto Rico, and six near-international countries. Southwest is one of the most honored airlines in the world, known for its triple bottom line approach that takes into account the carrier’s performance and productivity, the importance of its People and the communities it serves, and its commitment to efficiency and the planet.  The 2012 Southwest Airlines One Report™ can be found at southwest.com/citizenship.

About Hughes Network Systems

Hughes Network Systems, LLC (Hughes) is the world’s leading provider of satellite broadband for home and office, delivering innovative network technologies, managed services, and solutions for enterprises and governments globally. HughesNet® is the #1 high-speed satellite Internet service in the marketplace, with offerings to suit every budget. To date, Hughes has shipped more than 3.3 million systems to customers in over 100 countries, representing over 50 percent market share. Its products employ global standards approved by the TIA, ETSI and ITU organizations, including IPoS/DVB-S2, RSM-A, and GMR-1.

Headquartered outside Washington, D.C., in Germantown, Maryland, USA, Hughes operates sales and support offices worldwide, and is a wholly owned subsidiary of EchoStar Corporation (NASDAQ: SATS), a premier global provider of satellite operations and digital TV solutions. For additional information about Hughes, please visit www.hughes.com.

Global Eagle Entertainment/Row 44 Media Contact:
Karin Pellmann

kpellmann@row44.com

646-515-6933

Global Eagle Entertainment/Row 44 Investor Contacts:

Chris Plunkett or Brad Edwards

Brainerd Communicators, Inc.

(212) 986-6667

plunkett@braincomm.com

edwards@braincomm.com